Exhibit 5.1

March 17, 2015

Becton, Dickinson and Company

1 Becton Drive

Franklin Lakes, NJ 07417-1880

RE:	Becton, Dickinson and Company
Registration Statement on Form S-8

Ladies and Gentlemen:

I am Senior Vice President and General Counsel of Becton, Dickinson and Company, a New Jersey corporation (the “Company”), and have been requested to furnish this opinion in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, of Post-Effective Amendment No. 1 on Form S-8 (the “Registration Statement Amendment”) to the Company’s Registration Statement on Form S-4 (Registration No. 333-199830) (the “Registration Statement”) relating to the registration of the issuance of 2,935,712 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), issuable pursuant to the CareFusion 2009 Long-Term Incentive Plan (the “Plan”), assumed by the Company.

In connection with the furnishing of this opinion, I have examined copies of the Registration Statement, the Registration Statement Amendment and the Plan.

I also have examined such corporate records of the Company, such agreements and instruments, such certificates of public officials, such certificates of other officers of the Company and other persons, such questions of law and such other documents as I have deemed necessary as a basis for the opinions hereinafter expressed.

In such examination, except with respect to documents executed by officers of the Company in my presence, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, when such Shares have been issued in accordance with the terms and conditions of the applicable Plan and the applicable Award Agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.

I am a member of the Bar of the State of New York, and attorneys under my supervision upon whom I am relying are members of the Bar of the State of New Jersey. The foregoing opinion is limited to the Business Corporation Act of the State of New Jersey and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement Amendment.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without my prior written consent.

[signature page follows]

Very truly yours,

/s/ Jeffrey Sherman

Jeffrey Sherman

3